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                                                                      EXHIBIT 99
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                 ST. PAUL BANCORP COMPLETES BEVERLY ACQUISITION
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     CHICAGO, July 1, 1998  St. Paul Bancorp (Nasdaq: SPBC) announced today that it has completed the merger with Beverly Bancorporation, Inc., the holding company for Beverly National Bank and Beverly Trust Company. Beverly operates
12 branches which serve Chicago and the south and southwest suburbs.

     Together, St. Paul and Beverly operate 65 branches and more than 550 ATMs throughout the Chicago area. The combined institution has assets of approximately $5.2 billion. Synergies from the combination are expected to produce annual cost savings of $4.8 million and revenue enhancements of about $1 million. Charges in conjunction with the merger will total $11.5 million, pre-tax.

     St. Paul Bancorp is the parent of St. Paul Federal Bank for Savings, the largest independent savings institution in Illinois. The Company also provides discount brokerage, insurance, annuity, real estate development and mortgage brokerage services through other subsidiaries. St. Paul stock is listed on the Nasdaq Stock Market under the symbol SPBC.

     To receive this news release and other information on St. Paul Bancorp via fax or mail, call the Company's News Hotline at (773) 889-SPBC (7722). Additional information is available on the internet at www.stpaulbank.com.

     Stockholders may dial (800) 730-4001 toll-free to inquire about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan. Written inquiries can be directed to BankBoston, P.O. Box 8040, Boston, MA 02266-8040.

     Forward-looking Information

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized within the expected time frame; (2) expected revenue enhancements from the merger cannot be fully realized within the expected time frame; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of St. Paul or Beverly are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.